Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cellular Biomedicine Group, Inc.
Palo Alto, California

We have issued our report dated October 31, 2014, with respect to the consolidated financial statements of Beijing Agreen Biotechnology Co., Ltd. included in this current report of Cellular Biomedicine Group, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cellular Biomedicine Group, Inc. on Form S-8 (File No. 333-198692) effective September 11, 2014; (File No. 333-187799) effective April 8, 2013; (File No. 333-179974) effective March 7, 2012; and (File No. 333-158583) effective April 15, 2009.

/s/ BDO China Shu Lun Pan CPAs LLP

BDO China Shu Lun Pan CPAs LLP
Shanghai, China

December 8, 2014